Exhibit 99.1

Contact:	Peter N. Kellogg	Patrick E. Flanigan III
	EVP, Chief Financial Officer	VP, Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9811	(908) 673-9969

CELGENE ANNOUNCES OFFERING OF SENIOR UNSECURED NOTES

SUMMIT, NJ – (August 3, 2015) – Celgene Corporation (NASDAQ: CELG) today announced its intention to offer, subject to market and other conditions, senior unsecured notes under a shelf registration statement on Form S-3 on file with the Securities and Exchange Commission. The interest rate, the maturity dates and other key terms of the offering are to be determined at the time of pricing.

Celgene expects to use the net proceeds from the offering to finance a portion of the acquisition of Receptos, Inc. and the remainder for general corporate purposes, which may include, without limitation, further development of Celgene’s clinical and pre-clinical programs, capital expenditures, general corporate development activities, meeting working capital needs, share repurchases of Celgene’s common stock and repayment of some or all of Celgene’s outstanding commercial paper.

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers and representatives of the several underwriters. A copy of the preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of Celgene’s effective shelf registration statement on Form S-3 (File No. 333-191998), may be obtained from any of the representatives by calling J.P. Morgan Securities LLC at 212-834-4533, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of these notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction. The offering of the notes will be made only by means of a prospectus supplement and the accompanying base prospectus.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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